EXHIBIT 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases First Quarter Revenue 25% Over Prior Year

Onvia Generates Positive Cash Flow for the First Time

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – May 3, 2007 – Onvia, a leading provider of comprehensive government sales intelligence to businesses seeking government procurement opportunities, announced its first quarter 2007 financial results today. Revenues for the first quarter of 2007 increased 25% to $4.9 million from $3.9 million in the first quarter of 2006. Gross margin for the first quarter improved to 83% from 76% in the prior year. Net loss decreased to $1.0 million from $2.1 million in the first quarter of 2006, and loss per share for the first quarter decreased to $0.13 from $0.27 in the first quarter of 2006. Net loss included non-cash stock compensation of $227,000 or $0.03 per share in the first quarter of 2007, compared to $336,000 or $0.04 per share in the first quarter of 2006. Onvia’s growth is being fueled by increases in annual contract value and content licenses.

In the first quarter of 2007, Onvia generated nearly $400,000 in positive cash flow from operations for the first time in its history. “Generating positive cash flow was an important 2007 goal for our company and a major step toward achieving our three year strategic plan,” stated Mike Pickett, Onvia’s Chief Executive Officer and Chairman. “We are very focused on generating profitability from consistent revenue growth achieved from high retention rates and new product releases.”

Year over year, unearned revenue increased 28% to $9.8 million from $7.7 million as of March 31, 2006. Unearned revenue represents the unrecognized value of paid or billed client subscriptions and content license contracts.

First Quarter Operating Metrics

Annual Contract Value

At March 31, 2007, annual contract value for client subscriptions was $16.6 million, up from $13.9 million at March 31, 2006, an increase of 20%.

Clients

At March 31, 2007, Onvia had approximately 9,100 clients, down from 9,200 at December 31, 2006, and 9,800 at March 31, 2006. The decline in clients from the previous periods is almost exclusively due to the decline of metropolitan coverage clients who receive the least amount of content due to their small geographic scope. Non-metropolitan coverage clients increased by approximately 100 clients compared to December 31, 2006. The value of the non-renewed metropolitan coverage clients represented less than 1% of our annual contract value.

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Annual Contract Value per Client

Annual contract value per client is the average annual contract value of our existing clients on an individual client basis. As of March 31, 2007, annual contract value per client was $1,836 compared to $1,423 a year ago, and $1,692 at December 31, 2006.

Quarterly Contract Value per Client

Quarterly contract value per client represents the average annual contract value of all new and renewing client transactions during the quarter. Quarterly contract value per client increased to $2,011 in the first quarter of 2007 compared to $1,435 in the first quarter of 2006, and $1,810 during the fourth quarter of 2006.

A conference call hosted by Onvia’s management will be held today, Thursday, May 3, 2007 at 1:30 p.m. PST to further discuss Onvia’s financial results. This call will be broadcast via the Internet and may be accessed from Onvia’s website at www.onvia.com. A replay of the broadcast will be available on Onvia’s website or by dialing 1-800-675-9924, pass code 50307, 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com.

About Onvia

Onvia (NASDAQ: ONVI) helps companies identify and win government business across such diverse markets as architecture, engineering, construction, IT/telecom, consulting services, operations and maintenance, and transportation. Approximately 9,100 Onvia clients across the United States enjoy significant competitive advantage through customized, searchable access to Onvia’s Dominion™ database, the most comprehensive source of actionable government procurement intelligence available. With ever expanding coverage of more than 73,000 federal, state and local purchasing entities, Onvia delivers timely, in-depth information and insight on requests for proposals and quotes, agencies, decision-makers, vendors and project histories to help companies focus their sales resources on the best opportunities and convert them into awards. Onvia was founded in 1996 and is headquartered in Seattle, Washington. More information about Onvia can be found at http://www.onvia.com.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

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The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s technology fails to handle the increased demands on its online network caused by the new product offerings; customer adoption of new products is slower than expected; Onvia fails to improve sales penetration and marketing of new products; Onvia fails to improve operational efficiency; Onvia fails to increase annual contract value; competitors develop similar technologies and products; Onvia has overestimated the value of sales intelligence to companies doing business with government agencies; Onvia fails to anticipate expenditures that could significantly increase Onvia’s operating costs and cash burn rate; Onvia’s focus on high value clients is misplaced; and Onvia fails to continue to upgrade its existing client base into new and higher valued products.

Additional information about these and other cautionary statements can be found in Item 1A “Risk Factors” in Onvia’s 2006 Annual Report.